Contact: Debbie Lombardi GSC Group 973-593-5438 John Ferguson Morrow & Co., LLC 203-658-9400

GSC Investment Corp. Reminds Stockholders
to Vote at July 30th Special Meeting

Stockholders Urged to Vote FOR Proposals Relating to Critical Recapitalization Plan Today

New York, NY. July 26, 2010 (PR NEWSWIRE) – GSC Investment Corp. (NYSE: GNV) (“GNV” or the “Company”) today reminded stockholders to vote FOR the proposals relating to elements of the Company’s recapitalization plan at the Company’s upcoming Special Meeting of Stockholders on Friday, July 30, 2010.  GNV stockholders of record as of the close of business on May 31, 2010 are entitled to vote at the Special Meeting.

GNV urges stockholders to consider the following:

•
The proposed strategic transaction with Saratoga Investment Advisors, LLC (“Saratoga”) is the result of a comprehensive process that commenced in 2008 to explore financial and strategic alternatives that would maximize value for its stockholders.  After a review of various possible alternatives, an extensive search for potential bidders and extensive discussions and negotiations, the Company and its Board of Directors believe that the Saratoga Transaction represents the best alternative available to, and is in the best interests of, the Company and our stockholders.

•
The GNV Board of Directors believes that the $55M recapitalization plan is in the best interests of the Company and its stockholders and provides stockholders with the opportunity to participate in the potential future growth of the post-transaction company.

•
The proposed strategic transaction with Saratoga will provide the Company with an equity investment of approximately $15 million and allow the Company to enter into a new credit facility with Madison Capital Funding LLC, the combination of which will allow the Company to repay in full the amounts outstanding under the Company’s existing Credit Facility with Deutsche Bank and eliminate the uncertainty created by the existing event of default thereunder.

•
The GNV Board of Directors believes that GNV stockholders will face significant risk if the recapitalization plan and the proposed strategic transaction with Saratoga do not occur.  The risk is due to the fact that substantially all of GNV’s investments, other than its subordinated debt investment in GSC Investment Corp. CLO 2007, Limited, are pledged under the Company’s existing Credit Facility.  As a result of the occurrence of an event of default under the Company’s existing Credit Facility, Deutsche Bank may, upon notice to GNV, accelerate amounts outstanding under the facility and exercise other rights and remedies provided by the terms of the facility, including the right to sell the collateral pledged thereunder.  In such event, forced sales of assets could potentially be completed at distressed sale prices, thereby diminishing or potentially eliminating the amount of cash available to distribute to GNV stockholders after repayment of the amounts outstanding under the existing Credit Facility.

•
The two leading independent advisory firms, ISS and Glass Lewis, support the elements of the Company’s recapitalization plan subject to stockholder vote and recommend that GNV stockholders vote FOR all proposals in the Company’s proxy statement.

THE GNV BOARD OF DIRECTORS URGES ALL GNV STOCKHOLDERS TO VOTE FOR ALL PROPOSALS TODAY.

YOUR VOTE IS EXTREMELY IMPORTANT NO MATTER HOW MANY SHARES YOU OWN.

Information regarding the Company’s recapitalization plan and the special meeting of the Company’s stockholders to be held on July 30, 2010 is contained in the definitive proxy statement filed by the Company with the Securities and Exchange Commission on June 25, 2010.  GNV Stockholders should read the Company’s proxy statement in its entirety because it contains important information.  Copies of the Company’s proxy statement are available without charge on the SEC’s Internet website at www.sec.gov and on the Company’s website at http://ir.gscinvestmentcorp.com/special-proxy.cfm.

GNV stockholders who have any questions or need assistance voting their shares should contact the Company’s proxy solicitor, Morrow & Co., LLC, toll-free at (800) 607-0088 at (203) 658-9400 or by email at GSC@morrowco.com

About GSC Investment Corp.

GSC Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, high yield bonds and collateralized loan obligations.  It has elected to be treated as a business development company under the Investment Company Act of 1940.  The Company may also opportunistically invest in distressed debt, debt issued by non-middle market companies, and equity securities issued by middle and non-middle market companies.  The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies.  GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV”.

About Saratoga Investment Advisors, LLC

Saratoga Investment Advisors, LLC is a New York-based investment firm formed to focus on credit driven strategies.  It is affiliated with Saratoga Partners, a leading middle-market private equity investment firm with $750 million of committed and invested institutional equity capital.  Saratoga Partners primarily invests in businesses with strong management teams and valuations of between $50 million and $500 million, specializing in companies in manufacturing and business services.  It also has a successful record in special situations and distressed investing.  Since Saratoga was founded in 1984 as a division of the New York investment firm Dillon, Read & Co., Inc., it has invested in 35 companies with an aggregate value of more than $3.7 billion.  It has been an independent firm since its spinoff in 1998 after Dillon Read was acquired by Swiss Bank Corporation (a predecessor to UBS AG).  Saratoga is an alternative asset investment manager led by its Managing Directors, Christian Oberbeck, Richard Petrocelli and Charles Phillips.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including statements with regard to the proposed common Stock Purchase Agreement and other actions described in this press release.  Words such as “intends,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including the satisfaction of the conditions of the proposed transactions contemplated by the Stock Purchase Agreement, and other factors enumerated in the filings GSC Investment Corp. makes with the SEC.  GSC Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT THE RECAPITALIZATION PLAN AND WHERE TO FIND IT

A copy of the definitive proxy statement of the Company and other materials have been filed with the SEC.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTIONS.  Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov or under the Investor Relations section of the Company’s website at www.gscinvestmentcorp.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction.  Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s definitive proxy statement relating to the proposed transactions.